                                                                      EXHIBIT 99


[JOHNSON CONTROLS LOGO]                                           NEWS RELEASE

--------------------------------------------------------------------------------
Johnson Controls, Inc., is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE:
JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.
--------------------------------------------------------------------------------


CONTACT:    Glen Ponczak                            RELEASE: July 18, 2002
            (414) 524-2375
            Denise Zutz
            (414) 524-3155


                    JOHNSON CONTROLS THIRD QUARTER EPS UP 14%

       MILWAUKEE, WISCONSIN, July 18, 2002... Johnson Controls, Inc. (JCI), a global leader in automotive systems and facility management and control, today reported record sales and earnings for its third quarter of fiscal 2002.
       Sales for the three months ended June 30, 2002 increased 11% to $5.3 billion from $4.7 billion for the same quarter of fiscal 2001. Operating income was $320 million, up 11% over the prior year's $288 million. Net income was a record $175 million, up 15% over the $153 million for the third quarter of fiscal 2001. Diluted earnings per share were $1.85, 14% over the $1.62 earned last year.
       Income comparisons are with last year's results that have been adjusted to exclude the effects of goodwill amortization expense.

Automotive Systems Group
------------------------

(dollars in millions)
Three Months Ended
June 30,

                                       2002                   2001
                                       ----                   ----
                                                                         %
                                                                        ---
Sales                                $4,003.7               $3,529.4     13
Operating Income                     $  253.5               $  226.0     12


       Sales by the company's Automotive Systems Group increased 13%. In North America, sales growth of interior systems and batteries was 5% reflecting new interiors and battery business, an increase in domestic industry vehicle production and stronger demand by existing battery customers.

                                     -more-

                                                          Johnson Controls, Inc.
                                                          July 18, 2002
                                                          Page 2

       Revenues from European interiors and battery operations were 33% higher than in the prior year. Most of the increase was due to the inclusion of an electronics business and a battery business that were acquired in October 2001 and the effect of favorable currency rates. Revenues excluding those factors rose 8% due to newly launched interiors systems business.
       Sales in Asia were modestly higher while revenue in South America declined due to depressed market conditions.
       Operating income for the group increased 12% to $254 million from $226 million for the comparative quarter. Income increased in North America reflecting the higher volumes and improvements in quality and costs. In Europe, operating margins were lower as the result of higher new program launch and engineering costs.

Controls Group
--------------
(dollars in millions)
Three Months Ended
June 30,

                                  2002                         2001
                                  ----                         ----
                                                                         %
                                                                        ---
Sales                           $1,253.3                    $1,192.7     5
Operating Income                $   66.9                    $   62.3     7

       Controls Group sales to the nonresidential buildings market for the third quarter increased 5%. Excluding acquisitions and the deconsolidation of a joint venture in Japan, sales for the quarter would have been 8% higher year-over-year.
       North American sales increased 11% reflecting a higher level of activity associated with control system installation contracts. Revenues associated with control services and facility management, especially for the federal government, were also higher.
       Sales in Europe were 15% higher reflecting a higher level of facility management activity and revenue associated with an acquisition completed late in the third quarter of fiscal 2001. In Asia, sales declined substantially due to the joint venture deconsolidation.
       Operating income rose 7% over the year ago quarter, and higher operating margins were achieved in both North America and Europe due to quality and cost improvements.
       Johnson Controls said that the backlog of uncompleted contracts for installed systems was 13% higher than at June 30 one year ago. An increase in orders for installed systems reflects strength in demand in the North American health care, education and office building sectors.

                                     -more-

                                                          Johnson Controls, Inc.
                                                          July 18, 2002
                                                          Page 3

Year-To-Date Results and Outlook
--------------------------------

       Sales for the first nine months of fiscal 2002 rose 8% to $14.9 billion from $13.8 billion for the same period of fiscal 2001. Operating income increased 7% to $778 million from the prior year's $724 million. Net income was 11% higher at $410 million versus $370 million for the first nine months of fiscal 2001. Diluted earnings per share were $4.33, 10% above the $3.95 for 2001.
       James H. Keyes, chairman and chief executive officer, said "With nine months of our fiscal year complete, we are pleased to confirm our full-year outlook for record sales and earnings. We are confident that we will be able to exceed our forecast for 6% sales growth by our automotive group due to strength in the domestic vehicle market. We continue to look for automotive operating margins to approximate last year's level. Sales growth for our controls group is estimated to be at the lower end of the previously estimated 6-10% range, with modest margin improvement. In addition, our free cash flow is strong as evidenced by our total debt to total capitalization decreasing to 39% at June 30, 2002 as compared with 41% three months earlier.
       "I would like to thank our employees for their commitment to exceed our customers' expectations, as well as our shareholders for their support as we anticipate achieving our 12th consecutive year of record earnings."

Supplemental Full-Year Financial Estimates                                          (dollars in millions)
------------------------------------------

                                                                                 FY2001              FY2002
                                                                                 Actual             Estimates
                                                                                 ------             ---------
Capital expenditures                                                             $621               $575-600
Depreciation                                                                     $434               $490-510
Amortization of intangibles                                                      $ 13*              $     20  (approx.)
Total debt to total capitalization                                                 38%                    38% (approx.)
Interest expense,                                                                $110               $110-115
  net of interest income
Effective income tax rate                                                        36.6%*                 34.8%
Minority interests in net earnings                                               $ 53               $  60-70
  of subsidiaries

*Adjusted to exclude the effects of goodwill amortization

                                     -more-

                                                           Johnson Controls, Inc
                                                           July 18, 2002
                                                           Page 4

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides building control systems and services, energy management and integrated facility management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin. Its sales for 2001 totaled $18.4 billion.
                                    * * * * *
The company has made forward-looking statements in this document that are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future risks and may include words such as "believes," "expects," "anticipates" or similar expressions. For those statements the company cautions that numerous important factors, including industry vehicle production levels, US dollar exchange rates and those discussed in the company's Form 8-K (dated November 9, 2001), could affect the company's actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

                        CONSOLIDATED STATEMENT OF INCOME
                 (in millions, except per share data; unaudited)


                                                         Three Months Ended June 30,              Nine Months Ended June 30,
                                                     -----------------------------------    --------------------------------------
                                                                  Adjusted                                Adjusted
                                                        2002        2001*        2001          2002         2001*          2001
                                                     ----------   ---------    ---------    ----------    ----------    ----------

Net sales                                            $ 5,257.0    $ 4,722.1    $ 4,722.1    $ 14,885.2    $ 13,778.1    $ 13,778.1
Cost of sales                                          4,509.0      4,046.0      4,046.0      12,816.8      11,840.8      11,840.8
                                                     ---------    ---------    ---------    ----------    ----------    ----------
   Gross profit                                          748.0        676.1        676.1       2,068.4       1,937.3       1,937.3

Selling, general and administrative expenses             427.6        387.8        405.8       1,290.8       1,213.8       1,267.2
                                                     ---------    ---------    ---------    ----------    ----------    ----------
   Operating income                                      320.4        288.3        270.3         777.6         723.5         670.1

Interest income                                            2.5          3.7          3.7           8.5          14.1          14.1
Interest expense                                         (29.8)       (31.1)       (31.1)        (91.9)        (99.0)        (99.0)
Equity income                                             11.3          9.4          9.4          25.7          19.2          19.2
Miscellaneous - net                                      (11.3)        (4.0)        (4.0)        (26.5)        (10.8)        (10.8)
                                                     ---------    ---------    ---------    ----------    ----------    ----------
   Other income (expense)                                (27.3)       (22.0)       (22.0)        (84.2)        (76.5)        (76.5)
                                                     ---------    ---------    ---------    ----------    ----------    ----------

Income before income taxes and minority interests        293.1        266.3        248.3         693.4         647.0         593.6

Provision for income taxes                               102.0         97.9         96.0         241.3         235.3         229.7
Minority interests in net earnings of subsidiaries        15.8         15.8         15.8          42.1          41.9          41.9
                                                     ---------    ---------    ---------    ----------    ----------    ----------

Net income                                           $   175.3    $   152.6    $   136.5    $    410.0    $    369.8    $    322.0
                                                     =========    =========    =========    ==========    ==========    ==========

Earnings available for common shareholders           $   173.4    $   150.5    $   134.4    $    404.2    $    363.1    $    315.3
                                                     =========    =========    =========    ==========    ==========    ==========

Earnings per share
   Basic                                             $    1.96    $    1.73    $    1.54    $     4.58    $     4.20    $     3.64
                                                     =========    =========    =========    ==========    ==========    ==========
   Diluted                                           $    1.85    $    1.62    $    1.45    $     4.33    $     3.95    $     3.44
                                                     =========    =========    =========    ==========    ==========    ==========


* The adjusted information for the three and nine months ended June 30, 2001 is presented as if FAS 142 (see Note 1) had been adopted October 1, 2000. Results have been adjusted to exclude goodwill amortization expense ($18.0 million and $53.4 million in the three and nine months ended June 30, 2001, respectively) and the related income tax effect.





                                     -more-

                  CONSOLIDATED STATEMENT OF FINANCIAL POSITION
                                  (in millions)



                                                  June 30,   September 30,   June 30,
                                                    2002         2001         2001
                                                 ---------     --------     --------
                                                (unaudited)               (unaudited)

ASSETS
Cash and cash equivalents                        $   206.8     $  374.6     $  298.8
Accounts receivable - net                          3,000.2      2,673.4      2,523.7
Costs and earnings in excess of billings on
  uncompleted contracts                              330.7        254.9        213.4
Inventories                                          650.1        577.6        545.0
Other current assets                                 649.2        663.5        723.6
                                                 ---------     --------     --------
     Current assets                                4,837.0      4,544.0      4,304.5

Property, plant and equipment - net                2,435.9      2,379.8      2,411.7
Goodwill - net                                     2,707.5      2,247.3      2,235.7
Other intangible assets - net                        247.7        135.4        132.6
Investments in partially-owned affiliates            337.8        300.5        252.3
Other noncurrent assets                              348.3        304.5        392.8
                                                 ---------     --------     --------
     Total assets                                $10,914.2     $9,911.5     $9,729.6
                                                 =========     ========     ========


LIABILITIES AND EQUITY
Short-term debt                                  $   152.0     $  379.9     $  249.7
Current portion of long-term debt                     37.9         45.3         47.4
Accounts payable                                   2,672.7      2,437.3      2,336.0
Accrued compensation and benefits                    468.9        436.3        412.1
Accrued income taxes                                 101.3        137.8        119.5
Billings in excess of costs and earnings
  on uncompleted contracts                           209.8        163.0        181.7
Other current liabilities                          1,007.0        980.1      1,031.8
                                                 ---------     --------     --------
     Current liabilities                           4,649.6      4,579.7      4,378.2

Long-term debt                                     1,936.3      1,394.8      1,443.3
Postretirement health and other benefits             163.6        162.5        161.7
Minority interests in equity of subsidiaries         196.7        207.3        280.1
Other noncurrent liabilities                         623.0        581.8        660.5
Shareholders' equity                               3,345.0      2,985.4      2,805.8
                                                 ---------     --------     --------
     Total liabilities and equity                $10,914.2     $9,911.5     $9,729.6
                                                 =========     ========     ========




                                     -more-

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            (in millions; unaudited)

                                                                                       Three Months           Nine Months
                                                                                       Ended June 30,        Ended June 30,
                                                                                     ------------------    -------------------
                                                                                       2002      2001        2002       2001
                                                                                     --------  --------    ---------  --------
OPERATING ACTIVITIES
Net income                                                                            $175.3    $136.5      $ 410.0    $322.0

Adjustments to reconcile net income to cash provided by operating activities
      Depreciation                                                                     124.2     107.4        365.5     319.2
      Amortization of intangibles                                                        3.3      20.5         13.0      61.6
      Equity in earnings of partially-owned affiliates, net of dividends received       (2.7)     (5.6)       (16.1)    (10.3)
      Minority interests in net earnings of subsidiaries                                15.8      15.8         42.1      41.9
      Deferred income taxes                                                              8.6       7.6         33.7      27.8
      Other                                                                              1.9       4.2         (3.8)     (9.2)
      Changes in working capital, excluding acquisition of businesses
         Receivables                                                                  (119.6)     19.4       (198.4)   (117.4)
         Inventories                                                                     0.1      27.0         15.2      28.4
         Other current assets                                                          (11.5)    (11.4)        13.9      95.6
         Accounts payable and accrued liabilities                                      125.6     105.6        (35.5)     70.9
         Accrued income taxes                                                           (4.5)     20.0        (36.5)      6.6
         Billings in excess of costs and earnings on uncompleted contracts               7.0      (0.2)        43.8      15.2
                                                                                      ------    ------      -------    ------
           Cash provided by operating activities                                       323.5     446.8        646.9     852.3
                                                                                      ------    ------      -------    ------

INVESTING ACTIVITIES
Capital expenditures                                                                  (105.6)   (179.5)      (333.1)   (460.6)
Sale of property, plant and equipment                                                   11.7      13.5         38.2      26.9
Acquisition of businesses, net of cash acquired                                        (62.5)   (144.0)      (643.3)   (207.3)
Changes in long-term investments - net                                                 (27.0)    (13.9)       (44.5)    (72.0)
                                                                                      ------    ------      -------    ------
           Cash used by investing activities                                          (183.4)   (323.9)      (982.7)   (713.0)
                                                                                      ------    ------      -------    ------

FINANCING ACTIVITIES
Decrease in short-term debt - net                                                      (70.7)    (69.2)      (251.8)   (224.7)
Increase in long-term debt                                                               0.5       5.4        606.2     241.9
Repayment of long-term debt                                                            (37.7)     (6.5)       (87.5)    (75.1)
Payment of cash dividends                                                              (31.3)    (29.9)       (94.0)    (88.1)
Other                                                                                  (10.2)      3.4         (4.9)     29.9
                                                                                      ------    ------      -------    ------
           Cash (used) provided by financing activities                               (149.4)    (96.8)       168.0    (116.1)
                                                                                      ------    ------      -------    ------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                      $ (9.3)   $ 26.1      $(167.8)   $ 23.2
                                                                                      ======    ======      =======    ======







                                     -more-

                                    FOOTNOTES

1. The Company adopted Statement of Financial Accounting Standards (FAS) No. 142 "Goodwill and Other Intangible Assets", effective October 1, 2001. Under FAS 142 goodwill will no longer be amortized; however, it must be tested for impairment at least annually. Amortization will continue to be recorded for other intangible assets with determinable lives. The Company's financial statements include comparative adjusted information which assumes FAS 142 had been adopted October 1, 2000.


2. Effective October 1, 2001, the Company completed the acquisition of the automotive electronics business of France-based Sagem SA and the German automotive battery manufacturer Hoppecke Automotive GmbH & Co. KG. Both acquisitions were accounted for as purchases. The acquisitions, with an initial combined purchase price of approximately $575 million, were financed with long-term debt. Independent appraisals and other studies necessary to allocate purchase price to the acquired net assets are in progress. Pending completion of the appraisals and studies, the excess of purchase price over the estimated fair value of the acquired net assets has been reported as goodwill.


3. Basic earnings per share is computed by dividing net income, after deducting dividend requirements on the Series D Convertible Preferred Stock, by the weighted average number of common shares outstanding. Diluted earnings are computed by deducting from net income the after-tax compensation expense which would arise from the assumed conversion of the Series D Convertible Preferred Stock, which was $0.6 million and $0.8 million for the three months ended June 30, 2002 and 2001, respectively, and $2.1 million and $2.6 million for the nine months ended June 30, 2002 and 2001, respectively. Diluted weighted average shares assume the conversion of the Series D Convertible Preferred Stock, if dilutive, plus the dilutive effect of common stock equivalents which would arise from the exercise of stock options.




                                                   Three Months                          Nine Months
(in millions)                                      Ended June 30,                        Ended June 30,
                                         ----------------------------------    -----------------------------------
                                               2002              2001                2002               2001
                                         ----------------  ----------------    ----------------  -----------------
Weighted Average Shares
-----------------------
Basic                                          88.7              87.1                88.2              86.6
Diluted                                        94.7              93.5                94.1              92.8

Outstanding at period end                                                            88.8              87.3



                                      ###